Exhibit 4

AMENDMENT NO. 1, dated as of October 29, 2008 (this “Amendment”), between REGIS CORPORATION, a Minnesota corporation (the “Company”), and WELLS FARGO BANK, N.A., as Rights Agent (the “Rights Agent”), to the RIGHTS AGREEMENT, dated as of December 26, 2006 (the “Rights Agreement”), between the Company and the Rights Agent.

WHEREAS, pursuant to and in accordance with Section 26 of the Rights Agreement, any amendment or supplement to the Rights Agreement duly approved by the Company shall become effective immediately upon execution by the Company, whether or not also executed by the Rights Agent.

NOW, THEREFORE, pursuant to the terms of the Rights Agreement and in accordance with Section 26 thereof, the following actions are hereby taken:

Section 1.                                           Amendments to Rights Agreement.  The Rights Agreement is hereby amended as follows:

(A)                             The definition of “Acquiring Person” in Section 1 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“ “Acquiring Person” shall mean any Person who or which, alone or together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of more than 15% of the Common Shares then outstanding, but shall not include (a) any Exempt Person or (b) any such Person that the Board of Directors of the Company determines has become and is the Beneficial Owner of more than 15% of the Common Shares at the time outstanding solely as the result of (i) a change in the aggregate number of Common Shares outstanding since the last date on which such Person acquired Beneficial Ownership of any Common Shares (provided, however, that if a Person becomes the Beneficial Owner of more than 15% of the Common Shares then outstanding by reason of such change in the aggregate number of Common Shares outstanding and thereafter becomes the Beneficial Owner of any additional Common Shares (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an “Acquiring Person” unless upon becoming the Beneficial Owner of such additional Common Shares such Person does not beneficially own more than 15% of the Common Shares then outstanding), (ii) the acquisition by such Person or one or more of its Affiliates or Associates of Beneficial Ownership of additional Common Shares if such acquisition was made in the good faith belief that such acquisition would not (A) cause the Beneficial Ownership by such Person, together with its Affiliates and Associates, to exceed 15% of the Common Shares outstanding at the time of such acquisition and such good faith belief was based on the good faith reliance on information contained in publicly filed reports or documents of the Company that are inaccurate or out-of-date or (B) otherwise cause a Distribution Date or the adjustment provided for in Section 11(a) to occur, or (iii) the acquisition by such Person or one or more of its Affiliates or Associates of Beneficial Ownership of additional Common Shares if the Board of Directors of the Company determines (which determination of the Board of Directors of the Company shall be conclusive and binding on such Person, the Rights Agent, the holders of the Rights and all other Persons) that such acquisition was made in good faith without the knowledge by such Person or one or more of its Affiliates or

Associates that such Person would thereby become an Acquiring Person. Notwithstanding clause (b)(ii) or (b)(iii) of the prior sentence, if any Person that is not an Acquiring Person due to such clause (b)(ii) or (b)(iii) does not reduce its percentage of Beneficial Ownership of Common Shares to 15% or less by the Close of Business on the tenth calendar day after notice from the Company (the date of notice being the first day) that such Person’s Beneficial Ownership of Common Shares would make it an Acquiring Person (or, in the case solely of Derivative Common Shares, such Person does not terminate the subject derivative transaction or transactions or does not dispose of the subject derivative security or securities, or does not establish to the satisfaction of the Board of Directors of the Company that such Derivative Common Shares are not held with any intention of changing or influencing control of the Company), such Person shall, at the end of such ten calendar day period, become an Acquiring Person (and such clause (b)(ii) or (b)(iii) shall no longer apply to such Person). For purposes of this definition, the determination whether any Person acted in “good faith” shall be conclusively determined by the Board of Directors of the Company.”.

(B)                               The definition of “Beneficial Owner”, “beneficially own” and “Beneficial Ownership” in Section 1 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“A Person shall be deemed the “Beneficial Owner” of, and shall be deemed to “beneficially own”, and shall be deemed to have “Beneficial Ownership” of, any securities:

(a)                                 which such Person or any of such Person’s Affiliates or Associates is deemed to “beneficially own” within the meaning of Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Rights Agreement;

(b)                                which such Person or any of such Person’s Affiliates or Associates has, directly or indirectly:

(i)                                    the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (written or oral), or upon the exercise of conversion rights, exchange rights, rights (other than the Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed under this clause (i) to be the Beneficial Owner of, or to beneficially own, or to have Beneficial Ownership of, any securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange thereunder or cease to be subject to withdrawal by the tendering security holder; or

(ii)                                 the right to vote pursuant to any agreement, arrangement or understanding (written or oral); provided, however, that a Person shall not be deemed under this clause (ii) to be the Beneficial Owner of, or to beneficially own, any security if (A) the agreement, arrangement or understanding (written or oral) to vote such security arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made generally to all holders of Common Shares of the Company pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act and (B) the beneficial ownership of such security is not also then reportable on Schedule 13D or 13G under the Exchange Act (or any comparable or successor report);

(c)                                 which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (written or oral) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to clause (b)(ii) of this definition) or disposing of any securities of the Company; or

(d)                                that are the subject of a derivative transaction to which the Company is not a party entered into by such Person or any of such Person’s Affiliates or Associates, or derivative security not issued by the Company acquired by such Person or such Person’s Affiliates or Associates, which gives such Person or any Affiliate or Associate thereof the economic equivalent of ownership of an amount of such securities due to the fact that the value of the derivative is explicitly determined by reference to the price or value of such securities, without regard to whether (A) such derivative conveys any voting rights in such securities to such Person or any Affiliate or Associate thereof, (B) the derivative is required to be, or capable of being, settled through delivery of such securities, or (C) such Person or any Affiliate or Associate thereof may have entered into other transactions that hedge the economic effect of such derivative; provided, however, that solely in the case of this clause (d), the Board of Directors of the Company shall be empowered to determine (which determination of the Board of Directors of the Company shall be conclusive and binding on such Person, the Rights Agent, the holders of the Rights and all other Persons, and which determination solely in the case of this proviso to this clause (d) may be made effective retroactively as of a past date) that Beneficial Ownership by such Person of such Common Shares that are the subject of such derivative transaction or derivative securities pursuant to the operation of this clause (d) would be inappropriate to constitute Beneficial Ownership of such Common Shares for purposes of this Rights Agreement, and upon such a determination, such Common Shares shall not be deemed to be Beneficially Owned by such Person pursuant to this clause (d); and provided, further, that in order for a determination pursuant to the foregoing proviso in this clause (d) to be effective, such determination must be made within 10 calendar days after the date on which the Board of Directors of the Company becomes aware of Beneficial Ownership by such Person of such Common Shares that are the subject of such derivative transaction or derivative securities.  In determining the amount of Common Shares deemed Beneficially Owned by virtue of the operation of this clause (d), the subject Person shall be deemed to Beneficially Own (without duplication) the amount of Common Shares that is synthetically owned pursuant to such derivative transactions or such derivative securities, or, if the amount of Common Shares that is synthetically owned pursuant to the derivative transactions or such derivative securities is not readily apparent, the subject Person shall be deemed to Beneficially Own an amount of Common Shares as determined by the Board of Directors of the Company (which determination of the Board of Directors of the Company shall be conclusive and binding on such Person, the Rights Agent, the holders of the Rights and all other Persons). Such amount of Common Shares that is deemed so Beneficially Owned pursuant to the operation of this clause (d) shall be referred to herein as “Derivative Common Shares”.

Notwithstanding the foregoing, nothing contained in this definition shall cause a Person ordinarily engaged in business as an underwriter of securities to be deemed the “Beneficial Owner” of, or to “beneficially own”, or to have “Beneficial Ownership” of, any securities acquired in a bona fide firm commitment underwriting pursuant to an underwriting agreement with the Company.”.

Section 2.                                           Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof.

Section 3.                                           Governing Law. The Rights Agreement and this Amendment shall be governed by and construed in accordance with the law of the State of Minnesota applicable to contracts to be made and performed entirely within such State, and without regard to conflicts of law principles of such State.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

REGIS CORPORATION

by /s/ Eric A. Bakken
Name: Eric A. Bakken
Title: Senior Vice President & General Counsel

WELLS FARGO BANK, N.A.

by /s/ Steven J. Hoffman
Name: Steven J. Hoffman
Title: Assistant Vice President